THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of April 30, 2008, 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and AXS-ONE INC., a Delaware corporation with its chief executive office located at 301 Route 17 North, Rutherford, New Jersey 07070 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of July 18, 2007, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of July 18, 2007, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of November 12, 2007, and as further amended by a certain Second Loan Modification Agreement dated as of March 18, 2008 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of October 31, 2006 (the “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.
1	The Loan Agreement shall be amended by deleting the following appearing as Section 6.7 thereof:

“6.7 Financial Covenants.

(a) Borrower shall have quarterly net losses of not more than (a) Four Million Dollars ($4,000,000.00) for the quarter ending June 30, 2007, and (b) Two Million Eight Hundred Thousand Dollars ($2,800,000.00) for the quarter ending September 30, 2007.

(b) Borrower shall have net losses of not more than (i) Four Million Six Hundred Fifty Thousand Dollars ($4,650,000.00) for the three-month period ending October 31, 2007, (ii) Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) for the three-month period ending November 30, 2007, (iii) Four Million One Hundred Thousand Dollars ($4,100,000.00) for the three-month period ending December 31, 2007, (iv) Four Million Three Hundred Thousand Dollars ($4,300,000.00) for the three-month period ending January 31, 2008, (v) Three Million Eight Hundred Thousand Dollars ($3,800,000.00) for the three-month period ending February 29, 2008, (vi) Two Million Eight Hundred Thousand Dollars ($2,800,000.00) for the three-month period ending March 31, 2008, (vii) Two Million Five Hundred Thousand

Dollars ($2,500,000.00) for the three-month periods ending April 30, 2008, May 31, 2008, June 30, 2008, July 31, 2008 and August 31, 2008, (viii) One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) for the three-month periods ending September 30, 2008, October 31, 2008 and November 30, 2008, and (ix) One Million Dollars ($1,000,000.00) for the three-month periods ending December 31, 2008, January 31, 2009, February 28, 2009 and March 31, 2009.

(c) Borrower shall provide evidence to Bank, as of the last day of each quarter, that that Borrower had license revenue during such quarter of at least (i) One Million Two Hundred Thousand Dollars ($1,200,000.00) during the quarter ended December 31, 2007, (ii) One Million Eight Hundred Fifty Thousand Dollars ($1,850,000.00) during the quarter ending March 31, 2008, (iii) Two Million One Hundred Twenty-Five Thousand Dollars ($2,125,000.00) during the quarter ending June 30, 2008, (iv) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) during the quarter ending September 30, 2008, (v) Two Million Eight Hundred Dollars ($2,800,000.00) during the quarter ending December 31, 2008, and (vi) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) during the quarter ending March 31, 2009.”

and inserting in lieu thereof the following:

“6.7 Financial Covenants.

(a) EBITDA. Borrower shall have EBITDA of at least: (i) ($1,550,000.00) for the three-month period ended March 31, 2008; (ii) ($1,450,000.00) for the three-month period ending April 30, 2008; (iii) ($950,000.00) for the three-month period ending May 31, 2008; (iv) ($550,000.00) for the three-month period ending June 30, 2008; (v) ($165,000.00) for the three-month period ending July 31, 2008; (vi) ($55,000.00) for the three-month period ending August 31, 2008; and (vii) $1.00 for the three-month period ending September 30, 2008 and for the three-month period ending on the last day of each subsequent month.

(b) Liquidity. Borrower shall have Liquidity at all times, to be tested as of the last day of each month commencing with the month ended March 31, 2008, of at least $1,250,000; provided, however, Borrower shall have Liquidity of at least (i) $865,000 with respect to the month ending May 31, 2008, (ii) $500,000 with respect to the month ending August 31, 2008, and (iii) $800,000 with respect to the month ending November 30, 2008.

(c) Equity Event. Borrower shall provide evidence to Bank on or prior to July 31, 2008 of the occurrence of the Equity Event.”

2	The Loan Agreement shall be amended by inserting the following new definitions appearing alphabetically in Section 13.1 thereof:

“ “2008 Closing Date” is April 30, 2008.”

“ “Availability” means (a) eighty percent (80.0%) of Borrower’s Eligible Accounts (net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue and maintenance) which are not Financed Receivables, minus (b) the outstanding principal amount of the Advances.”

“ “EBITDA” means (a) earnings before interest, taxes, depreciation and amortization in accordance with GAAP, plus (b) non-cash compensation expenses.”

“ “Equity Event” is the receipt by Borrower, after the 2008 Closing Date, of proceeds of equity or Subordinated Debt, in form and substance acceptable to Bank in Bank’s sole and absolute discretion, resulting in unrestricted net cash proceeds to Borrower of at least Five Hundred Thousand Dollars ($500,000.00).”

“ “Liquidity” is the sum of (a) Borrower’s unrestricted and unencumbered cash or cash equivalents as set forth on its balance sheet, plus (b) Availability.”

3	The Loan Agreement is hereby amended by deleting the Compliance Certificate attached as Exhibit B thereto and inserting in lieu thereof the Compliance Certificate attached as Schedule 1 hereto.
B.

Waiver. Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the financial covenant set forth in Section 6.7(c) (relative to Borrower’s revenue) (as required prior to this Loan Modification Agreement) as of the quarter ended March 31, 2008. Bank’s waiver of Borrower’s compliance of said affirmative covenant shall apply only to the foregoing specific period.

4. FEES. Borrower shall pay to Bank a modification fee equal to Three Thousand Five Hundred Dollars ($3,500.00) which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF IP SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined therein.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of July 18, 2007 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:
AXS-ONE INC.		SILICON VALLEY BANK

By:	/s/ Joseph P. Dwyer	By:	/s/ Christine Egitto
Name:	Joseph P. Dwyer	Name:	Christine Egitto
Title:	CFO	Title:	Vice President

Schedule 1

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of AXS-ONE INC. (“Borrower”) certify under the Second Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Except with respect to Deferred Revenue to the extent that it is not offset in accordance with the definition of Advance Rate, payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each domestic Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the financial covenants set forth in Section 6.7 of the Agreement.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Financial Covenants

	Required		Actual	Compliance
Three-Month EBITDA (monthly)	$	*	$	Yes No

*    As set forth in Section 6.7(a) of the Agreement.

	Required		Actual	Compliance
Liquidity (monthly)	$	*	$	Yes No

*    As set forth in Section 6.7(b) of the Agreement.

	Required	Actual	Compliance
Equity Event (by July 31, 2008)	$500,000	$	Yes No

Sincerely,

Signature

Title

Date